SEPARATION AND RELEASE AGREEMENT

You should thoroughly review and understand the effects of this Agreement before You sign it. Do not sign this Agreement unless You understand all of it.

1.	Definition of Certain Words Used in this Agreement

For purposes of this Agreement, certain words have specific definitions:

•	“Agreement” means this Separation and Release Agreement;

•
“Confidential Information” means any secret, privileged, or private information or materials in any form concerning the Releasees or the Company’s clients, such as the Company’s past, current, or future business plans, finances, strategies, or transactions, and specifically includes the terms of this Agreement (except as provided in Section 5); “Confidential Information” does not include any information that is generally known to the public or industry, other than because You or another current or former employee did not keep the information a secret;

•	“Company” means Red Lion Hotels Corporation.

•	“Release” or “Releasing” means that You waive or give up Your right to pursue the claims as described.

•
“Releasees” means the Company and all of its related or affiliated companies and all of their respective current and former owners, partners, limited partners, members, shareholders, directors, officers, employees, and agents, and all successors of these entities or individuals.

•	“Company Contact” or “Company Contact Information” means:
SVP Human Resources
Red Lion Hotels Corporation
201 W. North River Drive, Suite 100
Spokane, WA 99201
Telephone: 509-777-6350

•	“You” and “Your” means James Bell and anyone acting as Your representative, successor, or heir.

2.
Separation Date. The parties agree that your employment with the Company ended effective April 8, 2016 (“Separation Date”). You will receive your regular base salary, less applicable withholdings and other required deductions through the Separation Date on the next regularly scheduled payroll date.

3.	What You Will Receive for Signing and Complying with the Terms of this Agreement

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A.
Settlement Payment. You will receive a lump sum payment of Three Hundred and Forty Six Thousand Dollars ($346,000), less applicable tax withholdings and other required deductions (“Settlement Payment”). The Settlement Payment is inclusive of the severance provided in Your Employment Agreement.

B.
COBRA. You have the right to obtain COBRA medical benefit coverage for a period of eighteen (18) months after your Separation Date. If you elect and timely apply for COBRA coverage, the Company will pay for the cost of that coverage for You and Your qualified beneficiaries for a period of 12 months on the same terms and conditions applicable to other similarly situated employees. Thereafter, You may continue COBRA coverage for the remainder of the 18-month period at Your own expense.

C.
Waiver of Repayment of Signing Bonus. Pursuant to Your Employment Agreement, You are required to repay the $25,000 signing bonus You received upon hire if you voluntarily terminate your employment with the Company prior to October 2016. As part of this Agreement, the Company agrees to waive right it may have to repayment of the signing bonus.

The Settlement Payment and above benefits are being offered solely in exchange for You signing and promising to comply with this Agreement; it is not a suggestion of a mistake by You or the Company. You acknowledge that the Company does not have to provide you with the Settlement Payment and these benefits unless you sign this Agreement.

4.	Your Promises to the Company

In offering You the payment and benefits of this Agreement, the Company is relying upon Your promise to comply with all terms of this Agreement, as well as Your representation or promise that:

•	there are no pending claims against any Releasee concerning You;

•	You have been paid all wages owed for all hours You worked for the Company, as well as all other compensation to which you were entitled;

•	You acknowledge that all RSUs previously awarded to you that were not vested on April 8, 2016 lapsed effective on the Separation Date;

•
You have returned all Company property in your possession or control; this includes all keys, electronic devices, files, and equipment, all records and materials generated or collected by you during the course of your employment, all electronic data, and all Confidential Information; and

•	You did not experience any illnesses or injuries during your employment with the Company that might be the basis for any workers’ compensation benefits.

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5.	What You are Releasing by Signing this Agreement

By signing this Agreement You along with Your successors and assigns, hereby waive, release, and forever discharge Company and all parent, related, affiliated or subsidiary organizations, and each of their respective directors, officers, agents, representatives, and employees, past and present, and each of their predecessors, successors and assigns (collectively “Released Parties”), of and from all claims (other than claims for the payments provided for under this Agreement), causes of action or liabilities, suspected or unsuspected and irrespective of any present lack of knowledge of any possible claim or of any fact or circumstance pertaining thereto, which You may have or claim to have against any of the Released Parties arising from or during employment with the Company or as a result of separation from employment. This release specifically covers, but is not limited to, any claims of discrimination based on race, color, national origin, sex, marital status, age (including claims under the Federal Age Discrimination and Employment Act (29 U.S.C. §621, et seq., as amended by the Older Worker’s Benefit Protection Act)), or physical or mental disability under any federal, state, or local law, rule, or regulation; any contract, public policy and/or tort claims arising under federal, state, or local law; any claims arising under federal, state or local law based on promises made or allegedly made by the Company to You; any claims for compensation or benefits under Company policies or wage laws; any contract or tort claims arising under federal, state, or local law; and any claims under any express or implied contract or legal restrictions on the Company’s right to terminate its employees. Furthermore, it is agreed by and between the parties to this Agreement that this Agreement is to be in full accord, satisfaction and settlement of all claims of every nature and kind, including, but not limited to, compensation and benefits, arising out of or related to employment or termination of employment with Company, and to fully resolve all matters and relations between the parties up to the date Employee signs this Agreement.

6.	What You Do Not Release by Signing this Agreement

By signing this Agreement, You do not Release:

•	any claims that may arise after You sign this Agreement;

•	any claims that by law cannot be waived;

•	any claims to vested benefits in the Company’s benefit plans, such as the Company’s 401(k) plan or continued health insurance under COBRA;

•	Your right to enforce this Agreement and to receive the benefits and payments described in this Agreement;

•	Your right to challenge the validity of this Agreement; and

•
Your right to file a charge with or participate in any investigation or proceeding conducted by the U.S. Equal Employment Opportunity Commission (EEOC), National Labor Relations Board (NLRB), or similar government agency.

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Even though You may file a charge or participate in an investigation or proceeding conducted by the EEOC, NLRB, or similar government agency, by signing this Agreement You are agreeing to give up Your right to receive any award, damages, or settlement from any charge, investigation, or proceeding.

7.	Press Release and 8(k) Filing

The parties agree to include the following language in any press release and required filings with the SEC as follows: Mr. Bell has decided to leave RLHC to pursue another professional venture. During his tenure at RLHC, his contributions to our transformation have been invaluable and we wish him the very best in his future endeavors.

8.	Neither Party Will Make Derogatory or False Remarks About the Other

The Company and You agree that from the date each signs this Agreement neither will make any derogatory or disparaging statements about the other party including, without limitation, in any discussion with third parties, in a press release, or in any other similar forum or manner.  This prohibition encompasses any statements about You if made by the Company through its officers, directors or senior management, and any statements made about the Company, its officers, directors and/or senior management, if made by You.  This paragraph shall not in any way prohibit either party from making truthful statements in a legal or administrative proceeding, or as otherwise required by law or legal process.

9.	You Agree to Cooperate in Various Company Matters

You agree to assist the Company, upon reasonable request, in connection with any business, legal, or other matters related to Your former employment with the Company. The Company will reimburse You for all reasonable, pre-approved in writing, out-of-pocket costs that You incur in assisting the Company.

If You receive a subpoena or are requested to participate in any legal proceedings concerning the Company, You agree to promptly notify the Company Contact via email and to deliver to the Company Contact via U.S. Mail or private carrier a copy of any such subpoena or request. However, the previous sentence does not apply if the subpoena or request concerns Your charge with the EEOC, NLRB, or similar government agency, Your participation in an investigation, or any lawsuit or challenge to this Agreement.

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10.	You Agree to Forever Keep Secret All Confidential Information

Confidential Information has special value to the Company from not being known or available to others that may benefit from it. Confidential Information is the sole property of the Company. You agree to never use and to forever keep all Confidential Information a secret. You also agree that if You use, communicate, or allow anyone access to Confidential Information it is a serious violation of this Agreement and may lead to legal action against You.

11.	Continuing Obligations

You agree that, as provided for in your Employment Agreement, which is incorporated herein by reference, you will maintain the confidentiality of the Company’s proprietary and confidential information and will not compete with the Company or solicit the Company’s employees for six months.

12.	You Are Responsible for Paying All Taxes

You and the Company intend that any payments or benefits You receive under this Agreement are not considered “deferred compensation” under Internal Revenue Code Section 409A and the related regulations. The Company has not and will not provide You any tax advice. You agree that only You are responsible for all taxes on the payments and benefits you receive from this Agreement, even if the Company does not withhold or deduct the correct amount.  If any taxing authority determines that any portion of the payments hereunder are subject to taxes not previously withheld,  each party shall pay their respective taxes owed as employer and employee along with any penalties and interest which may be assessed.  The intent of this provision is that neither party shall pay the other party’s tax obligation, interest or penalties assessed in the event any tax payments are determined to be incorrect.  The parties and those claiming through them, agree to mutually indemnify and hold the other harmless from payment of any tax obligation which is determined to be that party’s obligation to pay.

13.	Non-Admission of Liability

This Agreement shall not be construed as an admission by Company or You of any liability to the other, breach of any agreement between You and Company, or violation by Company or You of any statute, law, or regulation, nor shall it be construed as an admission by Company or You of any misconduct or deficient performance.

14.	Confidentiality of Agreement

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You and Company agree that the terms, payments and conditions provided for in this Agreement shall remain confidential as between the parties and shall not be disclosed to any other person, other than Your spouse, attorneys, accountants or other professional service providers, to the extent necessary in their rendition of professional services to the parties. However, disclosure may be made when either party is required to do so pursuant to the directives, rules or regulations of any court, governmental or regulatory body.

15.	Enforcement, Attorneys’ Fees, and Other Miscellaneous Matters

If any part of this Agreement is determined by a court to be invalid or unenforceable, the remaining provisions of this Agreement will not be affected in any way. However, if Your Release is determined to be unenforceable, the Company may seek to recover to the maximum extent permitted by law the payments that You received under this Agreement.

This Agreement will be governed by the substantive laws of Washington. In the event You or the Company must sue the other to enforce any part of this Agreement, the losing party shall pay the reasonable attorneys’ fees and costs of the party that wins.

This Agreement is the only document that describes Your eligibility for the payments and benefits described above. You acknowledge that any other written or oral promise or agreement made in connection with Your decision to accept this Agreement is not valid.

By signing this Agreement, You understand any rights You may have with respect to the actual or potential claims You are releasing. You are voluntarily signing this Agreement. You are not signing this Agreement because of any threats, pressure, or stress of any type. You also agree that You will comply with all the terms of this Agreement.

YOU ARE ADVISED TO CONSULT WITH A LAWYER
BEFORE YOU SIGN THIS AGREEMENT

/s/ Jim Bell
Jim Bell

April 11, 2016
Date

Red Lion Hotels Corporation

By: /s/ Greg Mount
Greg Mount,CEO

April 11, 2016

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Date

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